Exhibit 99.0

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

November 16, 2004

Contact:

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

Brian Maney, Director, Corporate Communications (301) 951-6122

AMERICAN CAPITAL ADDS BANK OF AMERICA TO CREDIT FACILITY

Capacity Increased to Over $1 Billion

Bethesda, MD - November 16, 2004 - American Capital Strategies Ltd. (“American Capital” or the “Company”) (Nasdaq:ACAS) announced today that a Bank of America administered Asset Backed Commercial Paper conduit has joined an affiliate of Wachovia Bank, N.A., JPMorgan Chase Bank and Citigroup Global Markets Realty Corp. (“CGMRC”), an affiliate of Citigroup Inc., as a lender in one of American Capital’s revolving credit facilities, committing up to $150 million in additional capacity. This results in an increase in the maximum availability under the facility to $850 million. American Capital now has over $1 billion of capacity from its combined facilities.

American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $4.3 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

As of October 31, 2004, American Capital shareholders have enjoyed a total return of 287% since the Company’s IPO — an annualized return of 20.7%, assuming reinvestment of dividends. American Capital has paid a total of $583 million in dividends and paid or declared $15.97 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal and Senior Vice President, Business Development, at (800) 248-9340, or visit our website.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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